Item 77 E - LEGAL PROCEEDINGS
Since February 2004,
Federated and related
entities (collectively,
"Federated") have
been named as defendants
in several lawsuits, that
were consolidated into a
single
action in the United States
District Court for the Western
District of Pennsylvania,
alleging excessive advisory
fees involving one of the
Federated-sponsored mutual
funds.  Without admitting
the validity of any claim,
Federated reached a final
settlement with the Plaintiffs
in these cases in April 2011.